EXHIBIT 99.1
NEWS RELEASE
RANGE ANNOUNCES RECORD RESULTS
FORT WORTH, TEXAS, APRIL 23, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced first quarter results. Record highs were achieved in production, oil and gas sales and cash flow. Production increased 21% versus the prior year to 371 Mmcfe per day. The increase was driven by exceptional drilling results across the Company’s core properties. Oil and gas sales, including cash-settled derivatives, reached $322 million, a 41% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, rose 49% to $241 million. Reported net income of $1.7 million included non-cash charges of $138 million for the mark-to-market accounting on open commodity derivatives, $27 million of non-cash stock expense and a $21 million gain on property sales. Adjusting for these items, net income comparable to analyst estimates was $95.5 million, or diluted earnings per share of $0.62, 35% greater than the prior year. (See the accompanying tables reconciling these non-GAAP measures.) This compares to the average analyst estimate for earnings of $0.54 per share for the quarter.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “The first quarter results reflect the best quarterly performance in our Company’s history as production, oil and gas sales, and cash flow once again achieved record levels. Drilling success across all our divisions drove production to a record level. Underscoring our consistent performance, we posted our 21st consecutive quarter of sequential production growth. We are similarly pleased on the cost side of our business as we were able to hold the line on cost increases, and as a consequence our cash margins increased 23% to $7.15 per mcfe. Importantly, we continue to make solid progress with our emerging plays, increasing our acreage positions, drilling successful delineation wells and building infrastructure. Looking forward, we are extremely well positioned, as our multi-year drilling program is generating excellent returns and our emerging plays provide the opportunity for sustained growth for many years to come.”
For the quarter, production totaled 371 Mmcfe per day, comprised of 300 Mmcf per day of gas (81%) and 11,726 barrels per day of oil and liquids. Wellhead prices, including cash-settled derivatives, averaged $9.55 per mcfe, a 15% increase over the prior-year period. The average gas price was $9.25 per mcf, a 12% increase, and the average oil price rose 25% to $70.25 a barrel.
Direct operating expenses for the quarter were $0.96 per mcfe, a 3% decrease versus the prior-year quarter of $0.99 due to the sale of our Gulf of Mexico properties and a 1% increase over the fourth quarter of 2007. The increase in direct operating expenses is due to higher personnel cost, fuel and electricity. Production taxes were $0.41 per mcfe, an 8% increase versus the prior-year quarter and $0.11 higher compared to the fourth quarter of 2007 due to higher commodity prices. Exploration expense in the first quarter totaled $15.5 million, up from $11.0 million in the prior year due primarily to higher seismic expenditures. General and administrative expenses were $0.38 per mcfe, a decrease of $0.02 from the prior year quarter and $0.04 lower than the fourth quarter of 2007. Interest expense rose to $23.1 million compared to $18.8 million in the prior-year quarter, due to higher debt outstanding and the refinancing of floating bank debt to longer tenure fixed rate debt. Interest expense was $0.69 per mcfe as compared to $0.71 per mcfe for the prior year quarter and $0.68 per mcfe for the fourth quarter of 2007. Depreciation, depletion and amortization rose to $2.12 per mcfe, versus $1.84 in the prior year due to higher depletion rates and the amortization of the Company’s growing leasehold inventory.
First quarter development and exploration expenditures totaled $249 million, funding the drilling of 189 (142.7 net) wells and 7 (5.7 net) recompletions. A 99% success rate was achieved with 187 (140.9 net) wells productive. At quarter-end, 108 (81.9 net) of the newly drilled wells had been placed on production, with the remainder in various stages of completion or waiting on pipeline connection. In addition, $22 million was spent on acreage, $8 million on expanding gas gathering systems and $311 million on property acquisitions. Drilling activity in the second quarter remains high with 33 rigs currently running. During the first quarter, Range also continued to expand several of its key drilling areas and emerging plays.
During the first quarter 2008, Range’s Appalachian division continued to focus on its key coal bed methane and shale drilling projects. In the Nora field in Virginia, the division drilled 49 coal bed methane wells on 60-acre spacing and three infill wells on 30-acre spacing. In addition, Range drilled 13 tight gas sand wells in Nora during the quarter, achieving higher than expected initial production results. The Company also spud its second horizontal shale well in Virginia and plans to drill a total of 10 horizontal shale wells in 2008 to test the Huron shale. The initial horizontal Huron shale well drilled in late 2007 continues to produce in line with expectations. The Nora area is one of the largest coal bed methane accumulations in the Appalachian Basin and has more than 2,500 remaining locations to be drilled based on 60-acre spacing. If downspacing of coal bed methane and tight gas sand wells are included, the number of remaining locations could exceed 6,000 excluding the shale development.
In the Appalachian Basin Marcellus Shale play, the Company continues its delineation drilling and leasing efforts. At the February update, our acreage position in the Marcellus trend totaled 1.1 million net acres with 650,000 net acres considered prospective. This position has since expanded to 1.15 million net acres, of which approximately 700,000 acres are high-graded for further evaluation. Currently, we have three rigs drilling Marcellus Shale wells. To date, 19 horizontal shale wells have been drilled, of which 15 have been completed. During the quarter, Range completed the next three horizontal shale wells in the Marcellus with 24-hour IP rates of 4.6, 2.6 and 5.8 Mmcfe per day, respectively. In the last nine months, Range has drilled 10 successful horizontal shale wells in the play with initial production rates ranging between 2.6 to 5.8 Mmcfe per day.
In the Fort Worth Basin Barnett Shale play, the first quarter exit rate totaled 140 (95 net) Mmcfe per day. In 2008, we anticipate drilling approximately 100 Barnett wells. Drilling is also underway at our Conger, Fuhrman Mascho and Eunice development projects in West Texas and New Mexico. The Midcontinent division drilled 31 (25 net) wells during the quarter with a 94% success rate. Granite Wash activity continues strong in the Texas Panhandle for both the horizontal and vertical plays, where one rig is running in each area. During the quarter, a vertical Granite Wash completion and a recompletion combined for rates of 4.3 (3.2 net) Mmcfe per day. Three rigs are drilling in additional areas: one in the deep Anadarko Basin, one in the Watonga/Chickasha area in western Oklahoma and another in the Woodford Shale play in southern Oklahoma. With two rigs active, Range’s northern Oklahoma shallow redevelopment play continues to gain traction as the field reached a record high production of 16.9 (13.0 net) Mmcfe per day. For 2008, the Midcontinent division plans 98 (80 net) wells.
The Gulf Coast division continues to achieve success with its onshore drilling program. In early March, the Brett Powell 21-3 #1 came online at 2.7 (1.9 net) Mmcfe per day. Also the Jerry Thornhill #3 reached total depth of 16,953 feet and completion operations are scheduled to begin shortly. Both wells are located in Mississippi and targeted the Hosston interval.
Conference Call Information
The Company will host a conference call on Thursday, April 24 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources first quarter financial results conference call. A replay of the call will be available through May 1 at 877-660-6853. The account number is 286 and the conference ID for the replay is 282437. Additional financial and statistical information about the period not included in this release but to be presented in the conference call will be available on our home page at www.rangeresources.com.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
Non-GAAP Financial Measures and Supplemental Tables:
First quarter 2008 results included several non-cash items. A $138 million non-cash mark-to-market loss on unrealized derivatives, a $21 million expense recorded for the mark-to-market in the deferred compensation plan, a $21 million gain from property sales and $6 million of non-cash stock compensation expense were recorded. Excluding these items, net income would have been $95.5 million or $0.65 per share ($0.62 fully diluted). Excluding similar non-cash items from the prior-year quarter, net income would have been $66.0 million or $0.48 per share ($0.46 fully diluted). By excluding these non-cash items from our earnings, we believe we present our earnings in a manner consistent with the presentation used by analysts in their projection of the Company’s earnings. (See accompanying table for calculation of these non-GAAP measures.)

Range has reclassified within total revenues its financial reporting of the cash settlement of its commodity derivatives. Under this presentation those hedges considered “effective” under SFAS No. 133 (Appalachia oil and gas hedges and Southwest oil hedges) are included in “Oil and gas sales” when settled. For those hedges designated to regions where the historical correlation between NYMEX and regional prices is “non-highly effective” (Southwest gas) or is “volumetric ineffective” due to sale of the underlying reserves (Gulf Coast oil and gas), they are deemed to be “derivatives” and the cash settlements are included in a separate line item shown as “Derivative fair value income (loss)” in Form 10-Q along with the change in mark-to-market valuations of such unrealized derivatives. The Company has provided additional information regarding oil and gas sales in a supplemental table included with this release, which would correspond to amounts shown by analysts for oil and gas sales realized, including cash-settled derivatives.
Under GAAP, due to the sale of all the Company’s Gulf of Mexico properties at the end of the first quarter of 2007, all Gulf of Mexico operations during the first quarter 2007 were reclassified to “Discontinued operations” in the reported GAAP financial statements. The Company has presented a supplemental table which reconciles these reported GAAP financial amounts to the amounts if the operations of the Gulf of Mexico properties for the 2007 period were combined with the amounts from the continuing operations. The Company believes that the combined results, by including the Gulf of Mexico properties, corresponds to the methodology used by professional research analysts and, therefore, are useful in evaluating operational trends of the Company and its actual historical performance relative to other oil and gas producing companies by investors in making investment decisions. (See the reconciliation of reported continuing operations under GAAP to the combined operations, a non-GAAP presentation in the accompanying table.)
“Cash flow from operations before changes in working capital” as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to significant potential, future earnings, expected rates of return, cash flow, capital expenditures, production growth and planned number of wells are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2008-11
Contacts:	Rodney Waller, Sr. Vice President	817-869-4258
	David Amend, IR Manager	817-869-4266

Karen Giles, Corporate Communications Manager 817-869-4238

	Main number:	817-870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Based on GAAP reported earnings with additional
details of items included in each line in Form 10-Q
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007

Revenues
Oil and gas sales (a)	$307,384	$193,316
Cash-settled derivative gain (a)(c)	14,703	23,710
Transportation and gathering	1,256	277
Transportation and gathering — non-cash stock compensation (b)	(127)	(93)
Change in mark-to-market on unrealized derivatives (c)	(135,221)	(66,111)
Ineffective hedging gain (loss) (c)	(3,249)	(219)
Gain on sale of properties (d)	20,680	3
Other (d)	(88)	1,958

	205,338	152,841	34%

Expenses
Direct operating	32,372	25,017
Direct operating — non-cash stock compensation (b)	578	397
Production and ad valorem taxes	13,840	10,412
Exploration	15,504	10,971
Exploration — non-cash stock compensation (b)	1,089	739
General and administrative	12,801	11,044
General and administrative — non-cash stock compensation (b)	4,611	3,634
Deferred compensation plan (e)	20,611	11,247
Interest	23,146	18,848
Depletion, depreciation and amortization	71,570	47,332

	196,122	139,641	40%

Income from continuing operations before income taxes	9,216	13,200	-30%

Income taxes
Current	886	384
Deferred	6,590	4,447

	7,476	4,831

Income from continuing operations	1,740	8,369	-79%

Discontinued operations, net of taxes	—	64,768

Net income	$1,740	$73,137	-98%

Basic
Income from continuing operations	$0.01	$0.06
Discontinued operations	—	0.47

Net income	$0.01	$0.53	-98%

Diluted
Income from continuing operations	$0.01	$0.06
Discontinued operations	—	0.45

Net income	$0.01	$0.51	-98%

Weighted average shares outstanding, as reported
Basic	147,742	138,102	7%
Diluted	153,790	143,230	7%

(a)	See separate oil and gas sales information table.

(b)	Costs associated with FASB 123R which have been reflected in the categories associated with the direct personnel costs.

(c)	Included in Derivative fair value income in 10-Q.

(d)	Included in Other revenues in the 10-Q.

(e)	Reflects the change in the market value of the vested Company stock and other investments during the period held in the deferred compensation plan.

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
Restated for Gulf of Mexico Discontinued
Operations, a non-GAAP Presentation
(Unaudited, in thousands)

	Three
	Months	Three Months Ended March 31,
	Ended	2007	GOM Discontinued	2007
	March 31, 2008	As reported	Operations	Including GOM

Revenues
Oil and gas sales (a)	$307,384	$193,316	$10,870	$204,186
Cash-settled derivative gain (a)	14,703	23,710	—	23,710
Transportation and gathering	1,256	277	68	345
Transportation and gathering — stock based Compensation	(127)	(93)	—	(93)
Change in mark-to-market on unrealized Derivatives	(135,221)	(66,111)	—	(66,111)
Ineffective hedging gain (loss)	(3,249)	(219)	—	(219)
Equity method investment	(275)	411	—	411
Gain (loss) on sale of properties	20,680	3	—	3
Interest and other	187	1,547	1	1,548

	205,338	152,841	10,939	163,780

Expenses
Direct operating	32,372	25,017	2,382	27,399
Direct operating — stock based compensation	578	397	—	397
Production and ad valorem taxes	13,840	10,412	105	10,517
Exploration	15,504	10,971	—	10,971
Exploration — stock based compensation	1,089	739	—	739
General and administrative	12,801	11,044	—	11,044
General and administrative — stock based Compensation	4,611	3,634	—	3,634
Non-cash compensation deferred compensation plan	20,611	11,247	—	11,247
Interest expense	23,146	18,848	595	19,443
Depletion, depreciation and amortization	71,570	47,332	3,325	50,657

	196,122	139,641	6,407	146,048

Income from continuing operations before income taxes	9,216	13,200	4,532	17,732

Income taxes provision
Current	886	384	—	384
Deferred	6,590	4,447	1,586	6,033

	7,476	4,831	1,586	6,417

Income from continuing operations	1,740	8,369	2,946	11,315

Discontinued operations — Austin Chalk, net of tax	—	(305)	—	(305)
Discontinued operations — Gulf of Mexico, net of tax	—	65,073	(2,946)	62,127

Net income	$1,740	$73,137	$—	$73,137

OPERATING HIGHLIGHTS
(Unaudited)

			GOM Discontinued	2007
	2008	2007	Operations	Including GOM

Average Daily Production
Oil (bbl)	8,292	9,316	432	9,748
Natural gas liquids (bbl)	3,434	3,035	—	3,035
Gas (mcf)	300,250	218,822	10,592	229,414
Equivalents (mcfe) (b)	370,605	292,930	13,184	306,114

Average Prices Realized (c)
Oil (bbl)	$70.25	$55.99	$58.17	$56.09
Natural gas liquids (bbl)	$52.06	$30.13	$—	$30.13
Gas (mcf)	$9.25	$8.22	$9.03	$8.26
Equivalents (mcfe) (b)	$9.55	$8.23	$9.16	$8.27

			GOM Discontinued	2007
	2008	2007	Operations	Including GOM
Direct Operating Costs per mcfe (d)
Field expenses	$0.90	$0.90	$1.69	$0.93
Workovers	$0.06	$0.05	$0.31	$0.06

Total operating costs	$0.96	$0.95	$2.00	$0.99

(a)	See separate oil and gas sales information table.

(b)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

(c)	Average prices, including all cash-settled derivatives.

(d)	Excludes non-cash stock compensation.

RANGE RESOURCES CORPORATION
BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2008	2007
Assets
Current assets	$273,033	$208,796
Current unrealized derivative gain	—	53,018
Oil and gas properties	3,961,454	3,503,808
Transportation and field assets	64,706	61,126
Unrealized derivative gain	2,244	1,082
Other	186,258	188,678

	$4,487,695	$4,016,508

Liabilities and Stockholders’ Equity
Current liabilities	$294,692	$273,073
Current asset retirement obligation	1,667	1,903
Current unrealized derivative loss	205,697	30,457

Bank debt	592,500	303,500
Subordinated notes	847,257	847,158

Total long-term debt	1,439,757	1,150,658

Deferred taxes	586,932	590,786
Unrealized derivative loss	94,261	45,819
Deferred compensation liability	143,947	120,223
Long-term asset retirement obligation	76,744	75,567

Common stock and retained earnings	1,759,865	1,760,181
Treasury stock	(5,334)	(5,334)
Other comprehensive loss	(110,533)	(26,825)

Total stockholders’ equity	1,643,998	1,728,022

	$4,487,695	$4,016,508

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2008	2007

Net income	$1,740	$73,137
Adjustments to reconcile net income to net cash provided by operations:
Income from discontinued operations	—	(64,768)
Loss (income) from equity investment	275	(411)
Deferred income tax expense	6,590	4,447
Depletion, depreciation and amortization	71,570	47,332
Exploration dry hole costs	4,968	4,408
Mark-to-market losses on oil and gas derivatives not designated as hedges	135,221	66,111
Ineffective hedging (gain) loss	3,249	219
Amortization of deferred financing costs and other	629	526
Deferred and stock-based compensation	27,211	16,437
(Gain) loss on sale of assets and other	(20,468)	52

Changes in working capital:
Accounts receivable	(31,356)	(7,393)
Inventory and other	1,278	(2,260)
Accounts payable	1,457	(48,911)
Accrued liabilities	3,939	(4,864)

Net changes in working capital	(24,682)	(63,428)

Net cash provided from continuing operations	$206,303	$84,062

RECONCILIATION OF CASH FLOWS, a non-GAAP measure
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2008	2007
Net cash provided from continuing operations, as reported	$206,303	$84,062
Net change in working capital	24,682	63,428
Exploration expense	10,536	6,563
Cash flow from Gulf of Mexico properties	—	7,858
Other	(683)	29

Cash flow from operations before changes in working capital, non-GAAP measure	$240,838	$161,940	49%

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2008	2007

Basic:
Weighted average shares outstanding	149,927	139,213
Stock held by deferred compensation plan	(2,185)	(1,111)

	147,742	138,102	7%

Dilutive:
Weighted average shares outstanding	149,927	139,213
Dilutive stock options under treasury method	3,863	4,017

	153,790	143,230	7%

RANGE RESOURCES CORPORATION
OIL AND GAS SALES INFORMATION
A Non-GAAP Measure Including Gulf of Mexico
Discontinued Operations
(Unaudited, in thousands, except per unit data)

	Three Months Ended
	March 31,
	2008	2007

Oil and gas sales components:
Oil sales	$71,419	$49,222
NGL sales	16,267	8,229
Gas sales	214,516	134,933

Cash-settled hedges:
Crude oil	(15,392)	(12)
Natural gas	20,574	11,814

Total oil and gas sales, as reported	$307,384	$204,186	51%

Derivative fair value income (loss) components:
Cash-settled derivatives:
Crude oil	$(3,019)	$—
Natural gas	17,722	23,710

Change in mark-to-market on unrealized derivatives	(135,221)	(66,111)
Unrealized ineffectiveness	(3,249)	(219)

Total derivative fair value income, as reported	$(123,767)	$(42,620)

Oil and gas sales, including cash-settled derivatives:
Oil sales	$53,008	$49,210
Natural gas liquid sales	16,267	8,229
Gas sales	252,812	170,457

Total	$322,087	$227,896	41%

Production during the period:
Oil (bbl)	754,545	877,354	-14%
Natural gas liquid (bbl)	312,500	273,130	14%
Gas (mcf)	27,322,774	20,647,390	32%
Equivalent (mcfe) (a)	33,725,044	27,550,294	22%

Production — average per day:
Oil (bbl)	8,292	9,748	-15%
Natural gas liquid (bbl)	3,434	3,035	13%
Gas (mcf)	300,250	229,414	31%
Equivalent (mcfe) (a)	370,605	306,114	21%

Average prices realized, including cash-settled hedges and derivatives:
Crude oil (per bbl)	$70.25	$56.09	25%
Natural gas liquid (per bbl)	$52.06	$30.13	73%
Gas (per mcf)	$9.25	$8.26	12%
Equivalent (per mcfe) (a)	$9.55	$8.27	15%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.

RANGE RESOURCES CORPORATION
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AS REPORTED TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES EXCLUDING CERTAIN NON-CASH ITEMS, a non-GAAP measure
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

As reported	$9,216	$13,200
Adjustment for certain non-cash items
(Gain) on sale of properties	(20,680)	(3)
Gulf of Mexico — discontinued operations	—	4,532
Change in mark-to-market on unrealized derivatives	135,221	66,111
Ineffective hedging (gain) loss	3,249	219
Transportation and gathering — non-cash stock compensation	127	93
Direct operating — non-cash stock compensation	578	397
Exploration expenses — non-cash stock compensation	1,089	739
General & administrative — non-cash stock compensation	4,611	3,634
Deferred compensation plan — non-cash stock compensation	20,611	11,247

As adjusted	154,022	100,169	54%

Income taxes, adjusted
Current	886	384
Deferred	57,642	33,814

Net income excluding certain items, a non-GAAP measure	$95,494	$65,971	45%

Non-GAAP earnings per share
Basic	$0.65	$0.48	35%

Diluted	$0.62	$0.46	35%

HEDGING POSITION
As of April 23, 2008
(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(Mmbtu/d)	Prices	(Bbl/d)	Prices

2Q — 4Q 2008	Swaps	155,000	$8.52	—	—
2Q — 4Q 2008	Collars	70,000	$7.59 - $10.29	9,000	$59.34 - $75.48

Calendar 2009	Swaps	70,000	$8.38	—	—
Calendar 2009	Collars	150,000	$8.28 - $9.27	8,000	$64.01 - $76.00
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.